Exhibit 99.1

Avigen Reports 2005 Financial Results and Reviews Development Pipeline

Conference Call Scheduled for 9:00 a.m. Eastern Time on Thursday, February 16, 2006

ALAMEDA, Calif., February 16, 2006 -- Avigen, Inc. (Nasdaq: AVGN) today reported financial results for the fourth quarter and full year ending December 31, 2005.

At December 31, 2005, Avigen had approximately $70 million in financial assets, including cash, cash equivalents, available-for-sale securities and restricted investments, compared with approximately $63 million at September 30, 2005 and $76 million at December 31, 2004.  For the fourth quarter ended December 31, 2005, Avigen reported net income of $7.1 million, or $0.34 per share, compared to a net loss of $5.7 million, or $0.28 per share, for the fourth quarter of 2004.  For the full year ended December 31, 2005 and 2004, Avigen reported a net loss of $14.7 million, or $0.71 per share, and $23.9 million, or $1.17 per share, respectively.  The net income reported in the fourth quarter of 2005 and the decrease in net loss in 2005 compared to 2004 was primarily due to the receipt of $12.0 million in revenue related to the Company’s divestiture of its gene therapy assets in December 2005.  The financial results are set out in detail in the financial tables attached.

 “2005 was a watershed year for Avigen. Our accomplishments have generated considerable momentum as we focus on moving forward with our portfolio of small-molecule drug products for serious neurological and neuromuscular diseases,” said Kenneth G. Chahine, Ph.D., J.D., Avigen’s President and CEO.  “We believe that Avigen’s pipeline of compounds in development reflects our focus on finding unique drug candidates with measurable commercial advantages over existing therapies.  In particular, all of our drug candidates emphasize specificity of action, minimize unwanted side-effects that can prevent the resumption of normal activity, such as from sedation, and appear to have mechanisms of action that suggest the compounds could be versatile in pursuing additional disease applications.  Our two leading programs have human experience in markets outside the U.S., which we believe will help accelerate clinical development and approval for these products in North America.”

“Our objective in 2005 was to complete our exit from gene-therapy, reduce our cash burn, and expand our pipeline with complimentary products that we believe we will be able to commercialize successfully.  We achieved each of these objectives.  In divesting our gene therapy assets, were able to deliver on management’s commitment to enable the work based on our pioneering AAV technologies, to continue for the benefit of patients suffering from Parkinson’s disease and hemophilia.  Overall, 2005 was a very successful year as we made significant strides in moving away from gene therapy and building the foundation of a robust neurological pipeline.  We expect 2006 to be a significant year in which we get back into the clinic with multiple product candidates.”

BUSINESS HIGHLIGHTS

•	Divested of our gene therapy assets in December 2005 for $12 million and possible future milestones and royalties,

•	Completed an in-license agreement in January 2006 for North American rights to AV650 for neuromuscular spasm and spasticity from Sanochemia Pharmazeutika AG, our European partner,

•	Reduced operating expenses associated with gene therapy activities by reducing staff and subleasing a portion of our facilities, and

•	Data from AV513, our drug candidate for hemophilia, was highlighted by an editorial in the January 2006 edition of “Thrombosis and Haemostasis.”

Financial Results

Revenues for the three and twelve-month periods ended December 31, 2005 were $12.0 million, primarily reflecting the payment from Genzyme Corporation in connection with the divestiture of our gene therapy assets.  Revenue for the three and twelve-month periods ended December 31, 2004 were $35,000 and $2.2 million, respectively, the later reflecting our recognition of deferred revenue associated with the termination of our gene therapy collaboration with Bayer Corporation for hemophilia.

Total operating expenses for the three months ended December 31, 2005 and 2004 were $5.4 million and $6.0 million, respectively.  Total operating expenses for the full-year periods ended December 31, 2005 and 2004 were $28.2 million and $27.7 million.  In 2005, our operating expenses included a $6.1 million charge for impairment of long-lived assets in connection with our efforts to sublease portions of our operating facilities to reduce costs.  We completed two sublease agreements prior to year end that will reduce some of our facilities overhead.  The impairment charge did not have an impact on our cash flow and primarily represents an acceleration of depreciation which will reduce our recognition of expenses in future years.  Operating expenses related to research and development for the full-year declined by $5.6 million, or 29 percent, primarily reflecting the reduction in total headcount over the last two years as well as other costs associated with divested programs.

Net interest income and other expenses for the quarter ended December 31, 2005 rose to $482,000 from the $314,000 reported for the same quarter in 2004, primarily reflecting an increase in the average yield earned on the portfolio.  Net interest income and other expenses for the years ended December 31, 2005 and 2004 were $1.4 million and $1.6 million, respectively, reflecting a decline in the average balances of interest-bearing investments, partially offset by an increase in the average yield earned on the portfolio during the year.

We expect our operating expenses in 2006 to decline below the amount reported for 2005 as a result of our lower staff levels, the cost savings related to facilities under sublease, and our expectation that we will not continue to experience significant impairment charges associated with our long-lived assets.  Currently, we believe our current financial resources will support our operating plans for approximately three years.  However, as the development of our small molecule candidates mature, and if we are successful in identifying other opportunities to expand our pipeline through internal research, in-licensing, or otherwise acquiring additional compounds, we would anticipate the need to increase our future operating expenses.  In order to continue to develop and prepare our products for commercialization, we intend to seek to raise additional funding through public or private equity financing, when market conditions allow, or through additional collaborative arrangements with corporate partners.

This conference call is being web cast and can be accessed from the Avigen website at www.avigen.com. A web replay will be available for a limited time following the call on the company’s website at www.avigen.com.  The conference call may be accessed by dialing 1-866-713-8562 for domestic callers and 617-597-5310 for international callers.  The participant passcode is 19679959.  A conference call replay will be available approximately one hour after the live call until February 23, 2006 by dialing 1-888-286-8010 for domestic callers and 617-801-6888 for international callers. The participant passcode is 60707431.

About Avigen

Avigen is a biopharmaceutical company focused on unique small molecule therapeutics and biologics to treat serious neurological disorders, including neuropathic pain and neuromuscular spasm and spasticity. Avigen’s strategy is to complete the requirements of clinical develop for each of the candidates in its product pipeline, and continue to look for opportunities to expand its pipeline through a combination of internal research, acquisitions, and in-licensing, with the goal of becoming a fully integrated commercial biopharmaceutical company committed to its small molecule and biologics neurology products. The company currently has in development AV650 for neuromuscular spasm and spasticity and two candidates for neuropathic pain, AV411 and AV333.  Additionally, the company has in development a compound for the treatment of hemophilia A and B, AV513. For more information about Avigen, consult the company’s website at http://www.avigen.com

Conference Call

Avigen will hold a conference call on Thursday, February 16, 2006 at 9:00 a.m. Eastern Time (6:00 a.m. Pacific) to discuss fourth quarter and year-end 2005 financial results along with the Company’s expectations for its product development pipeline in 2006.  The call will be webcast and can be accessed from the Avigen web site at www.avigen.com.

Statement under the Private Securities Litigation Reform Act

This press release contains forward-looking statements, which include include Avigen’s belief that it will be able to build a robust pipeline through internal research, acquisitions, and/or in-licensing; that its drug candidates will offer commercial advantages and/or minimize side effects; that the human experience with its drug candidates in markets outside the U.S. will accelerate clinical development and approval; that it will be in the clinic with multiple product candidates in 2006; that it will receive future milestones or royalties from Genzyme; that it will file an investigational new drug application (IND) for AV650 with the U.S. FDA in the first half of 2006; that it will initiate clinical trials outside the U.S. and file an U.S. IND within the next twelve months for AV 411; that AV513 will become the first non-gene therapy and non-Factor approach to treating bleeding disorders or that it will establish a proof of concept with the compound or create value via a future outlicense; that its operating expenses in 2006 will decline below the amount reported for 2005; that its current financial resources will support its operating plans for approximately three years; that it will seek or be able to obtain additional funding through public or private equity financing or through additional collaborative arrangements with corporate partners; and that it will be able to develop, commercialize or obtain value from its current drug candidates for any indication. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in these forward-looking statements. These risks and uncertainties include, among others, the fact that development of small molecule therapeutics and other therapeutic discovery and development is a time- and resource-intensive process, which may result in the expenditure of a significant amount of time and resources with no marketable product resulting from the effort.  In addition, there are many other risks and uncertainties inherent in the development of drug products. Other risks and uncertainties relating to Avigen are detailed in reports filed by Avigen with the Securities and Exchange Commission, including Avigen’s Annual Report on Form 10-K for the period ended December 31, 2004, under the caption “Risk Factors” in Item 1 of Part 1 of that report, which was filed with the SEC on March 16, 2005.

Contact:  Michael Coffee
Chief Business Officer
Avigen, Inc.
1301 Harbor Bay Parkway, Alameda, CA 94502
Tel: 510-748-7372
FAX: 510-748-7155
Internet: mcoffee@avigen.com

-- Financial Results Follow --

###

AVIGEN, INC.

SELECTED FINANCIAL INFORMATION

STATEMENTS OF OPERATIONS

	Three months ended		Year ended

(In thousands, except shares and per share information)	December 31 2005	December 31 2004	December 31 2005	December 31 2004

	(unaudited)		(unaudited)
Revenue	$12,002	$35	$12,026	$2,195
Operating expenses
Research and development	2,870	4,314	13,775	19,344
General and administrative	2,508	1,694	8,264	8,367
Impairment loss related to long-lived assets	—	—	6,130	—

Total operating expenses	5,378	6,008	28,169	27,711
Income (loss) from operations	6,624	(5,973)	(16,143)	(25,516)
Net interest income and other expense	482	314	1,447	1,593

Net income (loss)	$7,106	$(5,659)	$(14,696)	$(23,923)

Earnings (loss) per common share:
Basic	$0.34	$(0.28)	$(0.71)	$(1.17)

Diluted	$0.34	$(0.28)	$(0.71)	$(1.17)

Weighted average shares used to compute earnings (loss) per common share:
Basic	20,907,273	20,362,155	20,624,229	20,362,155

Diluted	20,933,228	20,362,155	20,624,229	20,362,155

CONDENSED BALANCE SHEETS

(In thousands)	December 31, 2005	December 31, 2004

	(unaudited)	(1)
Cash, cash equivalents, available-for-sale securities	$59,960	$64,290
Accrued interest and other current assets	1,207	1,151

Total current assets	61,167	65,441
Restricted investments	10,428	11,928
Property and equipment, net	3,929	12,497
Deposits and other assets	740	641

Total assets	$76,264	$90,507

Current liabilities	1,518	1,568
Long-term obligations	9,282	9,064
Stockholders’ equity	65,464	79,875

Total liabilities and stockholders’ equity	$76,264	$90,507

(1) Derived from audited financial statements.